Exhibit 15.1

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

True Leaf Closes Convertible Security Funding Agreement with The Lind Partners

VERNON, BC – February 21, 2019 – True Leaf Medicine International Ltd. (“True Leaf” or the “Company”) (CSE: MJ) (OTCQB: TRLFF) (FSE: TLA), a leading global cannabis and hemp wellness brand for pets, announced today that the Company has closed its previously announced convertible security financing for gross proceeds of $4,500,000.

About True Leaf

True Leaf is a leading global cannabis and hemp wellness brand for pets. Inspired by the unconditional love our pets give us every day, we return that love through our wellness pet products which help maintain and protect the natural vitality of our pet companions. “Return the Love” is the purpose that drives our business and is at the heart of our values to bring happiness to pets and their owners.

www.trueleaf.com

About The Lind Partners

The Lind Partners is a New York-based institutional fund manager focused on small- and mid-cap companies listed in the United States, Canada, Australia, and the UK focused on high-growth sectors such as mining, oil and gas, biotech, and technology. Lind has completed over 70 direct investments for more than $850 million in total value and has an established reputation as a flexible and supportive capital partner to investee companies.

www.thelindpartners.com

For more information:

Media Contact

Paul Sullivan

Director, Public Relations

Paul@trueleaf.com

O: 604-685-4742

M: 604-603-7358

Investor Contact

Kevin Bottomley (Canada)

Director and Corporate Relations

Kevin@trueleaf.com

M: 778-389-9933

True Leaf Medicine International Ltd. 32 - 100 Kalamalka Lake Road Vernon, BC V1T 9G1 Canada	1-778-475-5323 info@trueleaf.com www.trueleaf.com

Joe Green (US)

Edison Advisors

jgreen@edisongroup.com

O: 646-653-7030

M: 917-575-7089

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